Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

FOURTH QUARTER AND YEAR END 2018 FINANCIAL RESULTS

Englewood, Colorado, February 28, 2019 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) today reported fourth quarter and year end 2018 results.  Highlights include (1):

•	Attributed to Liberty SiriusXM Group
o	SiriusXM reported strong full year 2018 results
▪	Self-pay net subscriber additions of 1.4 million in 2018; total subscribers top 34 million
▪	Record 2018 revenue of $5.8 billion
▪	Full-year net income grew 81% to $1.2 billion; diluted EPS climbed 88% to $0.26
▪	Adjusted EBITDA(2) climbed 6% to $2.2 billion
▪	SiriusXM confirmed guidance for 2019
▪	Completed transaction with Pandora on February 1st
o	Liberty Media’s ownership of SiriusXM stood at 67% pro forma for Pandora transaction
o	From November 1st through January 31st, repurchased 4.2 million LSXMK shares at an average price per share of $38.12 and total cash consideration of $159 million
•	Attributed to Formula One Group
o	2018 season audience figures increased across TV and digital platforms for second year in a row
▪	TV viewers across all F1 programming up 10% to 490 million
▪	Fastest growing major sports brand on social media for second straight year, with social media followers up 54% to 18.5 million
o	Aggregate attendance at races grew 8% to 4.1 million in 2018
▪	Average attendance per race weekend increased 2.7% to approximately 195,000
o	2019 F1 season begins March 17th in Melbourne; 21 Grand Prix events in 2019 season
•	Attributed to Braves Group
o	Baseball revenue grew 9% to $404 million in 2018
o	Regular season attendance increased to 2.6 million in 2018, representing highest attendance in 11 years

“SiriusXM finished strong, hit financial milestones and ended the year with 34 million subscribers.  The transaction with Pandora closed on February 1st and we are excited for the innovative audio entertainment offerings to come,” said Greg Maffei, Liberty Media President and CEO.  “F1 concluded an exciting 2018 season and increased fans at the races, TV viewership and social media engagement. The Braves posted strong financial results in their second year at SunTrust Park and the Battery Atlanta, and we look forward to the start of the season on March 28th.”

Operating Results

Unless otherwise noted, the following discussion compares financial information for the three months or year ended December 31, 2018 to the same period in 2017.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the fourth quarter and full year 2018.  Approximately $6 million and $39 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group in the fourth quarter and full year 2018, respectively.

	Three months ended			Twelve months ended
	December 31,			December 31,
	2017	2018	% Change	2017	2018	% Change
	amounts in millions			amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$1,404	$1,496	7%	$5,425	$5,771	6%
Total Liberty SiriusXM Group	$1,404	$1,496	7%	$5,425	$5,771	6%
Operating Income (Loss)
SiriusXM	384	442	15%	1,588	1,659	4%
Corporate and other	(9)	(6)	33%	(41)	(39)	5%
Total Liberty SiriusXM Group	$375	$436	16%	$1,547	$1,620	5%
Adjusted OIBDA
SiriusXM	541	571	6%	2,109	2,230	6%
Corporate and other	(2)	(1)	50%	(15)	(16)	(7)%
Total Liberty SiriusXM Group	$539	$570	6%	$2,094	$2,214	6%

The increases in Liberty SiriusXM Group revenue, operating income and adjusted OIBDA(2) in the fourth quarter and full year 2018 were primarily attributable to an increase in SiriusXM’s daily weighted average number of subscribers and an increase in SiriusXM’s average monthly revenue per subscriber due to certain rate increases. Revenue growth at Liberty SiriusXM Group was partially offset by the impact of the adoption of a new revenue recognition accounting standard, as described in detail in Liberty Media’s Form 10-K for the year ended December 31, 2018.

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission. SiriusXM reported its stand-alone fourth quarter and year end results on January 30, 2019.  For additional detail on SiriusXM’s fourth quarter and year end financial results, please see SiriusXM’s earnings release posted to their Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements. Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.  For a reconciliation of revenue, adjusted OIBDA (as defined by Liberty Media) and operating income for SiriusXM's stand-alone operating results as reported by SiriusXM to those results as reported by Liberty Media, see Liberty Media's Form 10-K for the year ended December 31, 2018.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interest in SiriusXM.

FORMULA ONE GROUP –   The following table provides the financial results attributed to the Formula One Group for the fourth quarter and full year 2018. Approximately $15 million and $34 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Formula One Group in the fourth quarter and full year 2018, respectively.

 “We have made significant investments in the business over the last two years which are showing results through increased fan engagement across race attendance and all media platforms.  This provides tremendous momentum as we enter 2019,” said Chase Carey, Formula 1 Chairman and CEO.  “During the off-season to date, we extended the race contract in Azerbaijan, renewed a broadcast agreement with Sky Deutschland, and signed up additional sponsors, among other things.  Our F1 TV platform has added exclusive content to the platform, with live pre-season testing followed by a daily review show, and a new F1 produced documentary on Michael Schumacher. Further regarding content, we are excited for the launch of the F1 Netflix series ‘Formula 1: Drive to Survive’ on March 8th.”

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2018	2017	2018
	amounts in millions		amounts in millions
Formula One Group
Revenue
Formula 1	$570	$481	$1,783	$1,827
Total Formula One Group	$570	$481	$1,783	$1,827
Operating Income (Loss)
Formula 1	$39	$(12)	$17	$(68)
Corporate and other	(15)	(17)	(57)	(42)
Total Formula One Group	$24	$(29)	$(40)	$(110)
Adjusted OIBDA
Formula 1	$150	$105	$438	$400
Corporate and other	(12)	(13)	(41)	(25)
Total Formula One Group	$138	$92	$397	$375

Liberty completed the acquisition of F1 on January 23, 2017. For comparison and discussion purposes, the pro forma results of F1 presented below include results for the twelve months ended December 31, 2017, inclusive of purchase accounting adjustments, as if the acquisition of F1 occurred on January 1, 2016. The financial information below is presented for illustrative purposes only and does not purport to represent the actual results of F1 had the business combination occurred on January 1, 2016, or to project the results of operations of Liberty for any future periods.

Pro Forma F1 Operating Results

	Three months ended			Twelve months ended
	December 31,			December 31,
	2017	2018	% Change	2017	2018	% Change
	(unaudited)			(unaudited)
	amounts in USD millions			amounts in USD millions
Primary Formula 1 revenue	$447	$351	(21)%	$1,483	$1,487	0%
Other Formula 1 revenue	123	130	6%	301	340	13%
Total Formula 1 revenue	$570	$481	(16)%	$1,784	$1,827	2%
Operating expenses (excluding stock-based compensation included below):
Team payments	(269)	(217)	19%	(919)	(913)	1%
Other cost of Formula 1 revenue	(114)	(111)	3%	(302)	(360)	(19)%
Cost of Formula 1 revenue	$(383)	$(328)	14%	$(1,221)	$(1,273)	(4)%
Selling, general and administrative expenses	(37)	(48)	(30)%	(125)	(154)	(23)%
Adjusted OIBDA	$150	$105	(30)%	$438	$400	(9)%
Stock-based compensation	(3)	(4)	(33)%	(24)	(16)	33%
Depreciation and Amortization	(114)	(113)	1%	(451)	(452)	(0)%
Operating income (loss)	$33	(12)	(136)%	$(37)	(68)	(84)%

Number of races in period	6	5		20	21

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion fees, (ii) broadcasting fees and (iii) advertising and sponsorship fees. For the year ended December 31, 2018, these revenue streams comprised 33.8%, 33.1% and 14.6%, respectively, of total F1 revenue. F1 held 5 races in the fourth quarter of 2018 compared to 6 races in the fourth quarter of 2017, and 21 races in the 2018 season compared to 20 in the 2017 season.

Primary F1 revenue decreased in the fourth quarter primarily due to one less event being held in the fourth quarter of 2018 compared to 2017.  Broadcast revenue decreased due to the calendar change, as approximately 5/21 of the full year fees were recognized in the fourth quarter of 2018 compared to 6/20 in the prior year. Advertising and sponsorship revenue in the fourth quarter benefited modestly from the adoption of the new revenue recognition accounting standard (ASC 606) on recognizing fees from F1’s Global Partner and Official Supplier contracts. These fee elements were previously recognized pro-rata with the race calendar, but certain elements are now being recognized evenly over the calendar year and others over a smaller number of specific events. While this led to quarter by quarter variation against prior year recognition, the change was neutral on a full calendar year basis.

For the full year 2018, Primary F1 revenue was essentially flat. Race promotion revenue increased modestly primarily due to contractual increases in race promotion fees, as well as a contract amendment for one event that provided for an increase in promotion revenue which was fully offset by a reduction in advertising revenue related to that event. This contract amendment was neutral for total Primary F1 revenue.  In addition, race promotion revenue in 2018 was impacted by the calendar variance,  with the non-occurrence of the Malaysian Grand Prix in 2018 not fully offset by the return of two European races in France and Germany. Broadcast revenue was essentially flat for the full year 2018 as contractual rate increases and favorable foreign currency movements were offset by the early termination of one contract with a failing broadcast rights broker.      Advertising and sponsorship revenue decreased for the full year 2018. Revenue from new sponsorship agreements and growth in certain contractual agreements did not fully offset the aforementioned contract amendment that saw a reduction in advertising revenue fully offset by an equal increase in promotion revenue  (which was neutral to primary revenue).

Other F1 revenue increased in the fourth quarter and full year 2018, primarily due to higher logistics  revenue, higher digital media and TV production related revenue, increased revenue from various fan engagement activities and higher spare part sales for the F2 and GP3 support series.  From 2019 onward, under a long term agreement with the FIA, F1  will operate a new official F3 support series in place of GP3.

Operating loss increased in the fourth quarter and full year 2018.  Adjusted OIBDA decreased in the fourth quarter primarily due to calendar variances and decreased for the full year 2018 primarily due to increased costs as the business continued to invest.  Cost of F1 revenue increased primarily due to logistics and travel expense, higher costs associated with providing the chassis and component parts to F2 and GP3  teams, digital media development and spend on fan engagement, which more than offset reduced team payments. Selling, general and administrative expense increased primarily as a result of increased marketing and research costs and increased bad debt expense due to payments issues with two commercial partners.

F1’s total net debt to covenant OIBDA ratio, as defined in F1’s credit facilities for covenant calculations, was approximately 7.35x as of December 31, 2018, as compared to a maximum allowable leverage ratio of 8.75x.  Income from 21 races was captured in the trailing twelve months ended December 31, 2018 versus 22 races for the period ended September 30, 2018, and the leverage ratio increased accordingly.

The businesses and assets attributed to the Formula One Group consist of Liberty Media’s subsidiary F1, its interest in Live Nation, minority equity investments and an intergroup interest in the Braves Group. There are approximately 9.1 million notional shares of the Braves Group underlying the Formula One Group’s 15.1% intergroup interest as of January 31, 2019.

BRAVES GROUP -    The following table provides the financial results attributed to the Braves Group for the fourth quarter and full year 2018. Approximately $1 million and $7 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group in the fourth quarter and full year 2018, respectively.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2018	2017	2018
	amounts in millions		amounts in millions
Braves Group
Revenue
Corporate and other	$20	$32	$386	$442
Total Braves Group	$20	$32	$386	$442
Operating Income (Loss)
Corporate and other	(68)	(28)	(113)	1
Total Braves Group	$(68)	$(28)	$(113)	$1
Adjusted OIBDA
Corporate and other	(44)	(12)	2	88
Total Braves Group	$(44)	$(12)	$2	$88

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

Braves Operating Results

	Three months ended			Twelve months ended
	December 31,			December 31,
	2017	2018	% Change	2017	2018	% Change
	amounts in millions
Baseball revenue	$12	$22	83%	$371	$404	9%
Development revenue	8	10	25%	15	38	153%
Total revenue	$20	$32	60%	$386	$442	15%
Operating expenses (excluding stock-based compensation included below):
Other operating expenses	(29)	(14)	52%	(281)	(247)	12%
Selling, general and administrative expenses	(33)	(29)	12%	(98)	(101)	(3)%
Adjusted OIBDA	$(42)	$(11)	74%	$7	$94	1,243%
Stock-based compensation	(6)	(2)	67%	(46)	(10)	78%
Depreciation and Amortization	(17)	(13)	24%	(67)	(76)	(13)%
Operating income (loss)	$(65)	$(26)	60%	$(106)	$8	108%

Regular season home game openings	—	—		81	81
Post season home game openings	—	2		—	2
Baseball revenue per home game(1)	NA	NA		$4.6	$5.0

(1)	Baseball revenue per regular season home game opening.

Baseball revenue is comprised of (i) ballpark operations (including post-season), (ii) local and national broadcast rights and (iii) licensing and other shared MLB revenue streams. Development revenue is derived from the Battery Atlanta mixed-use facilities and primarily includes lease income.

Baseball revenue grew in the fourth quarter due to revenue generated in the post-season. For the full year 2018, baseball revenue grew primarily due to increased ticket sales and concession revenue, as well as post-season revenue.  Development revenue grew in the fourth quarter and full year 2018 as the project continued to increase occupancy. Development revenue growth in the fourth quarter of 2018 was partially offset by the sale of the residential portion of the Battery on October 9, 2018 and the reduction in associated revenue.

Operating income in the full year 2018 was $8 million. The increases in operating income and adjusted OIBDA for the fourth quarter and full year 2018 were primarily driven by higher revenue and reduced operating expense due to the acceleration of player salary expense in prior periods as a result of released and injured players.

The Formula One Group holds an approximate 15.1% intergroup interest in the Braves Group as of January 31, 2019. Assuming the issuance of the shares underlying the intergroup interest held by the Formula One Group, the Braves Group outstanding share count as of January 31, 2019 would have been 60 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves Major League Baseball Club, six minor league baseball clubs and certain assets and liabilities associated with the Braves’ ballpark and mixed-use development project.

Share Repurchases

From November 1, 2018 through January 31, 2019, Liberty Media repurchased approximately 4.2 million Series C Liberty SiriusXM shares (Nasdaq: LSXMK) at an average cost per share of $38.12 for total cash consideration of $159 million. The total remaining repurchase authorization for Liberty Media is approximately $723 million and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)

Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Media's earnings conference call which will begin at 10:00  a.m. (E.S.T.) on February 28, 2019.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions of adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations, see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's consolidated balance sheet and statement of operations to be included in its Form 10-K for the year ended December 31, 2018.

Fair Value of Corporate Public Holdings

(amounts in millions)	9/30/2018	12/31/2018
Liberty SiriusXM Group
iHeart Debt(1)	$496	$444
Total Liberty SiriusXM Group(2)	$496	$444
Formula One Group
Live Nation Investment(3)	3,794	3,430
Other Public Holdings(4)	275	228
Total Formula One Group	$4,069	$3,658
Braves Group	N/A	N/A
Total Liberty Media	$4,565	$4,102

(1)	Represents $660 million in aggregate principal amount of iHeart bonds recorded at fair value.
(2)	SiriusXM’s investment in Pandora prior to their merger is excluded from public holdings presented above.
(3)

In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value of $801 million and $743 million as of September 30, 2018 and December 31, 2018, respectively.

(4)	Represents the carrying value of other public holdings which are accounted for at fair value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	9/30/2018	12/31/2018
Cash and Cash Equivalents Attributable to:
Liberty SiriusXM Group(1)	$126	$91
Formula One Group(2)	151	160
Braves Group	78	107
Total Liberty Consolidated Cash and Cash Equivalents (GAAP)	$355	$358

Debt:
SiriusXM senior notes(3)	$6,500	$6,500
2.125% exchangeable senior debentures due 2048(4)	400	400
Margin loans	550	600
Other subsidiary debt(5)	125	444
Total Attributed Liberty SiriusXM Group Debt	$7,575	$7,944
Unamortized discount, fair market value adjustment and deferred loan costs	(64)	(86)
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$7,511	$7,858

1.375% cash convertible notes due 2023(4)	1,000	1,000
1% cash convertible notes due 2023(4)	450	450
2.25% exchangeable senior debentures due 2046(4)	215	213
Live Nation margin loan	350	—
2.25% exchangeable senior debentures due 2048(4)	—	385
Formula 1 bank loans	2,902	2,902
Other corporate level debt	34	33
Total Attributed Formula One Group Debt	$4,951	$4,983
Fair market value adjustment	314	56
Total Attributed Formula One Group Debt (GAAP)	$5,265	$5,039
Formula 1 leverage(6)	6.5x	7.35x

Atlanta Braves debt	626	494
Total Attributed Braves Group Debt	$626	$494
Deferred loan costs	(4)	(3)
Total Attributed Braves Group Debt (GAAP)	$622	$491

Total Liberty Media Corporation Debt (GAAP)	$13,398	$13,388

(1)	Includes $46 million and $54 million of cash and liquid investments held at SiriusXM as of September 30, 2018 and December 31, 2018, respectively.
(2)	Includes $45 million and $30 million of cash and liquid investments held at Formula 1 as of September 30, 2018 and December 31, 2018, respectively.
(3)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
(4)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
(5)	Includes SiriusXM capital leases and borrowings under the SiriusXM revolving credit facility.
(6)	Net debt to covenant OIBDA ratio of F1 operating business as defined in F1’s credit facilities for covenant calculations.

Total cash and liquid investments attributed to Liberty SiriusXM Group decreased  $35 million during the fourth quarter.   Additional borrowing at Liberty SiriusXM combined with cash from operations at SiriusXM were more than offset by return of capital at both SiriusXM and Liberty SiriusXM.  Included in the cash and liquid investments balance attributed to Liberty SiriusXM Group at December 31, 2018 is $54 million at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance.

Total debt attributed to Liberty SiriusXM Group increased $369 million during the fourth quarter primarily as a result of increased borrowing under SiriusXM’s revolving credit facility.

Total cash and liquid investments attributed to Formula One Group increased $9 million during the fourth quarter, primarily as a result of net borrowings. Cash at Formula 1 decreased modestly due to typical cash flow seasonality of the business, which sees most Primary F1 revenue income received in advance, while the majority of costs (including team payments) are spread more evenly over the course of the season and year.

Total debt attributed to Formula One Group increased $32 million during the quarter.  In December 2018, Liberty Media closed a private offering for $385 million (including the greenshoe) of 2.25% exchangeable senior debentures due 2048. A total of 5.8 million shares of Live Nation common stock are attributable to the debentures. 15.0886 shares of Live Nation common stock are attributable to each $1,000 original principal amount of debentures, representing an initial exchange price of $66.28 for each share of Live Nation. Net proceeds were used to fully repay Liberty Media’s $350 million Live Nation margin loan and for general corporate purposes. The Live Nation margin loan facility was kept in place, and it was amended in December 2018 to increase its borrowing capacity to $600 million, extend the maturity to December 10, 2020 and decrease the interest rate to L+180 bps, among other changes.

Total cash and liquid investments attributed to the Braves Group increased $29 million in the quarter as cash from operations and net proceeds from the sale of the residential portion of the Battery more than offset capital expenditures and debt repayment. The Braves new spring training facility is expected to open in March 2019 in North Port, Florida.

Total debt attributed to the Braves Group decreased $132 million during the fourth quarter primarily due to repayment of mixed-use development debt associated with the sale of the residential portion of the Battery and repayment of Braves team level debt.  The second phase of the Battery Atlanta mixed-use development is expected to cost approximately $200 million, which the Braves and affiliated entities expect to fund through a mix of approximately $55 million in equity and approximately $145 million in net debt. A portion of the funding for this second phase will come from proceeds from the sale of the residential development at the Battery.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release in a conference call which will begin at 10:00 a.m. (E.S.T.) on February 28, 2019.  The call can be accessed by dialing (888) 254-3590 or (323) 994-2093, passcode 5630393 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial performance and prospects, costs and funding associated with the Battery Atlanta mixed-use development and new Braves facilities,  the continuation of our stock repurchase plan, and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses,  the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions (including SiriusXM’s acquisition of Pandora), rapid technological and industry change, failure of third parties to perform, changes in consumer protection laws and their enforcement,  continued access to capital on terms acceptable to Liberty Media and changes in law and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

December 31, 2018 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$91	107	160	—	358
Trade and other receivables, net	233	21	110	—	364
Other current assets	191	129	40	—	360
Total current assets	515	257	310	—	1,082
Intergroup interest in the Liberty Braves Group	—	—	226	(226)	—
Investments in available-for-sale securities and other cost investments	967	8	303	—	1,278
Investments in affiliates, accounted for using the equity method	629	92	920	—	1,641

Property and equipment, at cost	2,450	1,137	178	—	3,765
Accumulated depreciation	(1,112)	(96)	(88)	—	(1,296)
	1,338	1,041	90	—	2,469

Intangible assets not subject to amortization
Goodwill	14,250	180	3,956	—	18,386
FCC licenses	8,600	—	—	—	8,600
Other	931	143	—	—	1,074
	23,781	323	3,956	—	28,060
Intangible assets subject to amortization, net	942	37	4,736	—	5,715
Other assets	120	47	416	—	583
Total assets	$28,292	1,805	10,957	(226)	40,828

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$(4)	(21)	25	—	—
Accounts payable and accrued liabilities	854	29	233	—	1,116
Current portion of debt	3	14	—	—	17
Deferred revenue	1,932	54	93	—	2,079
Other current liabilities	15	8	9	—	32
Total current liabilities	2,800	84	360	—	3,244
Long-term debt	7,855	477	5,039	—	13,371
Deferred income tax liabilities	1,673	69	(91)	—	1,651
Redeemable intergroup interest	—	226	—	(226)	—
Other liabilities	257	511	96	—	864
Total liabilities	12,585	1,367	5,404	(226)	19,130
Equity / Attributed net assets	10,599	446	5,550	—	16,595
Noncontrolling interests in equity of subsidiaries	5,108	(8)	3	—	5,103
Total liabilities and equity	$28,292	1,805	10,957	(226)	40,828

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Twelve months ended December 31, 2018 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$4,594	—	—	4,594
Formula 1 revenue	—	—	1,827	1,827
Other revenue	1,177	442	—	1,619
Total revenue	5,771	442	1,827	8,040
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,394	—	—	1,394
Programming and content	406	—	—	406
Customer service and billing	382	—	—	382
Other	126	—	—	126
Cost of Formula 1 revenue	—	—	1,273	1,273
Subscriber acquisition costs	470	—	—	470
Other operating expenses	123	247	—	370
Selling, general and administrative	881	118	204	1,203
Depreciation and amortization	369	76	460	905
	4,151	441	1,937	6,529
Operating income (loss)	1,620	1	(110)	1,511
Other income (expense):
Interest expense	(388)	(26)	(192)	(606)
Share of earnings (losses) of affiliates, net	(11)	12	17	18
Unrealized gain/(loss) on inter-group interest	—	(24)	24	—
Realized and unrealized gains (losses) on financial instruments, net	(1)	(2)	43	40
Other, net	25	35	18	78
	(375)	(5)	(90)	(470)
Earnings (loss) before income taxes	1,245	(4)	(200)	1,041
Income tax (expense) benefit	(241)	15	50	(176)
Net earnings (loss)	1,004	11	(150)	865
Less net earnings (loss) attributable to the noncontrolling interests	328	6	—	334
Net earnings (loss) attributable to Liberty stockholders	$676	5	(150)	531

Programming and content	28	—	—	28
Customer service and billing	4	—	—	4
Other costs of services	5	—	—	5
Operating	17	—	—	17
Selling, general and administrative	102	11	25	138
Stock compensation expense	$156	11	25	192

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Twelve months ended December 31, 2017 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$4,473	—	—	4,473
Formula 1 revenue	—	—	1,783	1,783
Other revenue	952	386	—	1,338
Total revenue	5,425	386	1,783	7,594
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,210	—	—	1,210
Programming and content	388	—	—	388
Customer service and billing	385	—	—	385
Other	119	—	—	119
Cost of Formula 1 revenue	—	—	1,219	1,219
Subscriber acquisition costs	499	—	—	499
Other operating expenses	113	281	—	394
Selling, general and administrative	812	151	199	1,162
Depreciation and amortization	352	67	405	824
	3,878	499	1,823	6,200
Operating income (loss)	1,547	(113)	(40)	1,394
Other income (expense):	—	—	—	—
Interest expense	(356)	(15)	(220)	(591)
Share of earnings (losses) of affiliates, net	29	78	(3)	104
Unrealized gain/(loss) on inter-group interest	—	(15)	15	—
Realized and unrealized gains (losses) on financial instruments, net	(16)	—	(72)	(88)
Other, net	(11)	3	16	8
	(354)	51	(264)	(567)
Earnings (loss) before income taxes	1,193	(62)	(304)	827
Income tax (expense) benefit	466	36	561	1,063
Net earnings (loss)	1,659	(26)	257	1,890
Less net earnings (loss) attributable to the noncontrolling interests	535	(1)	2	536
Net earnings (loss) attributable to Liberty stockholders	$1,124	(25)	255	1,354

Programming and content	27	—	—	27
Customer service and billing	4	—	—	4
Other	5	—	—	5
Other operating expenses	16	—	—	16
Selling, general and administrative	98	48	32	178
Stock compensation expense	$150	48	32	230

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2018 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$1,004	11	(150)	865
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	369	76	460	905
Stock-based compensation	156	11	25	192
Share of (earnings) loss of affiliates, net	11	(12)	(17)	(18)
Unrealized (gains) losses on intergroup interest, net	—	24	(24)	—
Realized and unrealized (gains) losses on financial instruments, net	1	2	(43)	(40)
Noncash interest expense	(8)	5	2	(1)
Losses (gains) on dilution of investment in affiliate	—	—	1	1
Loss on early extinguishment of debt	—	—	1	1
Deferred income tax expense (benefit)	231	(1)	(63)	167
Intergroup tax allocation	22	(14)	(8)	—
Intergroup tax (payments) receipts	(20)	35	(15)	—
Other charges (credits), net	2	(20)	1	(17)
Changes in operating assets and liabilities
Current and other assets	(4)	8	(35)	(31)
Payables and other liabilities	21	(22)	133	132
Net cash provided (used) by operating activities	1,785	103	268	2,156
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	155	244	399
Investments in equity method affiliates and debt and equity securities	(405)	—	(9)	(414)
Repayment of loans and other cash receipts from equity method affiliates and debt and equity securities	14	—	—	14
Capital expended for property and equipment	(356)	(33)	(14)	(403)
Other investing activities, net	(9)	37	6	34
Net cash provided (used) by investing activities	(756)	159	227	(370)
Cash flows from financing activities:
Borrowings of debt	2,795	123	699	3,617
Repayments of debt	(2,431)	(317)	(1,309)	(4,057)
Series C Liberty SiriusXM stock repurchase	(466)	—	—	(466)
Subsidiary shares repurchased by subsidiary	(1,314)	—	—	(1,314)
Cash dividends paid by subsidiary	(59)	—	—	(59)
Taxes paid in lieu of shares issued for stock-based compensation	(127)	—	(3)	(130)
Other financing activities, net	50	(18)	(3)	29
Net cash provided (used) by financing activities	(1,552)	(212)	(616)	(2,380)
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	(1)	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	(523)	50	(122)	(595)
Cash, cash equivalents and restricted cash at beginning of period	625	140	282	1,047
Cash, cash equivalents and restricted cash at end of period	$102	190	160	452

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2017 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$1,659	(26)	257	1,890
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	352	67	405	824
Stock-based compensation	150	48	32	230
Share of (earnings) loss of affiliates, net	(29)	(78)	3	(104)
Unrealized (gains) losses on intergroup interest, net	—	15	(15)	—
Realized and unrealized (gains) losses on financial instruments, net	16	—	72	88
Noncash interest expense	7	3	6	16
Losses (gains) on dilution of investments in affiliate	—	—	(3)	(3)
Loss on early extinguishment of debt	35	5	8	48
Deferred income tax expense (benefit)	(492)	2	(574)	(1,064)
Intergroup tax allocation	(6)	(39)	45	—
Intergroup tax (payments) receipts	4	15	(19)	—
Other charges (credits), net	(4)	18	(10)	4
Changes in operating assets and liabilities
Current and other assets	30	(57)	77	50
Payables and other liabilities	127	(15)	(359)	(247)
Net cash provided (used) by operating activities	1,849	(42)	(75)	1,732
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	5	16	21
Net cash paid for the acquisition of Formula 1	—	—	(1,647)	(1,647)
Investments in equity method affiliates and debt and equity securities	(851)	(2)	(9)	(862)
Capital expended for property and equipment	(288)	(219)	(10)	(517)
Other investing activities, net	(115)	(5)	(12)	(132)
Net cash provided (used) by investing activities	(1,254)	(221)	(1,662)	(3,137)
Cash flows from financing activities:
Borrowings of debt	4,553	544	1,600	6,697
Repayments of debt	(3,216)	(218)	(1,673)	(5,107)
Proceeds from issuance of Series C Liberty Formula One common stock	—	—	1,938	1,938
Subsidiary shares repurchased by subsidiary	(1,409)	—	—	(1,409)
Cash dividends paid by subsidiary	(60)	—	—	(60)
Taxes paid in lieu of shares issued for stock-based compensation	(100)	(30)	(5)	(135)
Other financing activities, net	(35)	—	(13)	(48)
Net cash provided (used) by financing activities	(267)	296	1,847	1,876
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	4	4
Net increase (decrease) in cash, cash equivalents and restricted cash	328	33	114	475
Cash, cash equivalents and restricted cash at beginning of period	297	107	168	572
Cash, cash equivalents and restricted cash at end of period	$625	140	282	1,047

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, restructuring and impairment charges and separately reported legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income (loss) calculated in accordance with GAAP for the three months and years ended December 31, 2017 and December 31, 2018, respectively.

(amounts in millions)	4Q17	4Q18	2017	2018
Liberty SiriusXM Group
Revenue	$1,404	$1,496	$5,425	$5,771

Adjusted OIBDA	539	570	2,094	2,214
Depreciation and amortization	(82)	(95)	(352)	(369)
Stock compensation expense	(37)	(39)	(150)	(156)
Legal settlements and reserves(1)	(45)	—	(45)	(69)
Operating income	$375	$436	$1,547	$1,620

Formula One Group
Revenue	$570	$481	$1,783	$1,827

Adjusted OIBDA	138	92	397	375
Depreciation and amortization	(110)	(115)	(405)	(460)
Stock compensation expense	(4)	(6)	(32)	(25)
Operating income (loss)	$24	$(29)	$(40)	$(110)

Braves Group
Revenue	$20	$32	$386	$442

Adjusted OIBDA	(44)	(12)	2	88
Depreciation and amortization	(17)	(14)	(67)	(76)
Stock compensation expense	(7)	(2)	(48)	(11)
Operating income (loss)	$(68)	$(28)	$(113)	$1

Liberty Media Corporation (Consolidated)
Revenue	$1,994	$2,009	$7,594	$8,040

Adjusted OIBDA	633	650	2,493	2,677
Depreciation and amortization	(209)	(224)	(824)	(905)
Stock compensation expense	(48)	(47)	(230)	(192)
Legal settlements and reserves(1)	(45)	—	(45)	(69)
Operating income	$331	$379	$1,394	$1,511

(1)

During the fourth quarter of 2017 and second quarter of 2018, SiriusXM recorded expenses of $45 million and $69 million, respectively, related to music royalty legal settlements and reserves. These expenses are included in the revenue share and royalties line item in SiriusXM’s consolidated financial statements for the years ended December 31, 2017 and December 31, 2018, but have been excluded from Adjusted OIBDA for the corresponding periods as these expenses were not incurred as part of SiriusXM’s normal operations for the periods, and the lump sum amounts do not relate to the on-going performance of the business.

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as follows:  EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to exclude the impact of other income as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM Merger, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting.  SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing its operating performance to the performance of other communications, entertainment and media companies.  SiriusXM believes investors use adjusted EBITDA to estimate its current enterprise value and to make investment decisions.  As a result of large capital investments in its satellite radio system, its results of operations reflect significant charges for depreciation expense.  SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business.  SiriusXM also believes the exclusion of the legal settlements and reserves related to the historical use of sound recordings, acquisition related costs and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger. SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Years Ended
	December 31,
	2017	2018
($ in thousands)
Net income:	$647,908	$1,175,893
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	7,251	7,251
Sound recording legal settlements and reserves	45,100	69,144
Acquisition related costs	—	3,158
Share-based payment expense	124,069	133,175
Depreciation and amortization	298,602	300,720
Interest expense	345,820	350,073
Loss on extinguishment of debt	43,679	—
Other income	(12,844)	(43,699)
Income tax expense	616,301	244,681
Adjusted EBITDA	$2,115,886	$2,240,396